SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SUMTOTAL SYSTEMS, INC.

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SUMTOTAL SYSTEMS, INC.
1808 NORTH SHORELINE BLVD.
MOUNTAIN VIEW, CALIFORNIA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2006

Mountain View, California
April 27, 2006

TO THE STOCKHOLDERS OF SUMTOTAL SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SUMTOTAL SYSTEMS, INC., a Delaware corporation (the “Company”), will be held on Friday, June 9, 2006 at 10:00 AM, local time, at the Company’s Corporate Headquarters, 1808 N. Shoreline Blvd., Mountain View, California 94043, for the following purposes:

1.	To elect three (3) Directors to hold office until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until such Directors’ death, resignation or removal.

2.	To consider and vote upon a proposal to approve the amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) increasing the number of shares reserved for issuance under the 2004 Plan by 1,500,000 shares.

3.	To ratify the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 18, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Erika Rottenberg
Senior Vice President,
General Counsel and Secretary

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (which IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SUMTOTAL SYSTEMS, INC.
1808 NORTH SHORELINE BLVD.
MOUNTAIN VIEW, CALIFORNIA 94043

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SumTotal Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 9, 2006, at 10:00 A.M. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s Corporate Headquarters at 1808 North Shoreline Blvd., Mountain View, California 94043. This proxy statement and accompanying proxy card are first being mailed on or about April 27, 2006 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. In connection with this proxy statement, the Company has retained a proxy solicitation firm, Mellon Investor Services LLC, and a national proxy solicitation and corporate governance service provider to aid in the solicitation process and will pay fees of approximately $32,000 for their services, plus expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others so that they may forward such materials to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. Original solicitation of proxies by mail may be supplemented by telephone, telegram and other means by directors, officers and/or other regular employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on April 18, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had 24,980,239 shares of Common Stock outstanding and entitled to vote. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to such matter.

Under Delaware law and the Company’s bylaws, abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but do not count in determining the number of votes with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal.

Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Voting Via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

Stockholders whose shares are registered in the name of a bank or brokerage firm and have not elected to receive their proxy statement over the Internet may be eligible to vote their shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via the Internet or by telephone. Stockholders whose bank or brokerage firm is participating in ADP’s program will have instructions provided on their proxy card. Stockholders whose proxy card does not reference Internet or telephone information may complete and return the proxy card in the self-addressed, postage paid envelope provided.

Proxies; Revocability of Proxies

Whether or not they are able to attend the Annual Meeting, the Company urges all stockholders to submit their proxy, which is solicited by the Company’s Board of Directors and which, when properly completed, will be voted as directed by the stockholder. In the event no directions are specified, proxies will be voted “FOR” the nominees of the Board of Directors (Proposal 1), “FOR” the amendment to the Company’s 2004 Plan, “FOR” the ratification of the selection of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2006, and “in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. The Company urges all stockholders to give direction as to how to vote their shares. Stockholders may revoke or change their proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy card with a later date to the Secretary of the Company at the Company’s Corporate Headquarters located at 1808 North Shoreline Blvd., Mountain View, California 94043 before the beginning of the Annual Meeting. Stockholders may also revoke their proxy vote by attending the Annual Meeting and voting in person; however, the mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the prior appointment.

Stockholder Proposals

Proposals of stockholders that are intended to be included in the proxy statement and proxy relating to the 2007 Annual Meeting of Stockholders must be received by the Company not later than February 9, 2007. In addition, the Company’s bylaws provide for the timing and content of notice which stockholders must provide to the Company at the Company’s principal executive office, for the nomination of directors or other proposals to be properly presented at a stockholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not later than the close of business 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received at the Company’s principal executive offices not earlier than the close of business 90 days prior to such annual meeting and not later than the close of business on the later of (i) 60 days prior to the annual meeting or, (ii) in the event the Company makes a public announcement of the date of the annual meeting fewer than 70 days prior to the annual meeting, the close of business 10 days following the day the date public announcement of the date of the meeting is made.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each serving staggered three-year terms. Vacancies on the Board of Directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A director elected to fill a vacancy shall hold office until the next election of the class of directors for which such director shall have been chosen and until such director’s successor shall have been duly elected and qualified.

As of the record date, the Company’s Board of Directors is composed of eight members. There are three Class II directors, John Coné, Donald E. Fowler and Ali Kutay, whose terms of office expire in 2006. All of these nominees for election to this class are currently directors of the Company, and both Mr. Coné and Mr. Kutay are members of the Company’s Compensation Committee, which Mr. Coné chairs, and the Company’s Governance and Nominating Committee. Mr. Kutay is also a member of the Company’s Audit Committee. Mr. Fowler resigned from the Company’s Compensation Committee and Governance Committee upon his becoming the Company’s interim CEO on October 19, 2005. Mr. Fowler was appointed the Company’s full-time regular Chief Executive Officer on November 29, 2005, a position he still holds. Each of Mr. Fowler, Mr. Coné, and Mr. Kutay has been recommended by the Governance and Nominating Committee for inclusion on the proxy card (see “Board Committees and Meetings”). If elected at the Annual Meeting, Messrs. Coné, Fowler and Kutay will serve until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until such directors’ death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Messrs. Coné, Fowler and Kutay have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The three nominees for director who receive the highest number of affirmative votes shall be elected as directors. Votes withheld from a nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “INFORMATION CONCERNING SOLICITATION AND VOTING — Quorum; Abstentions; Broker Non-Votes.”

Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting, as well as biographical information for the Company’s executive officers. There is no family relationship between any director or executive officer of the Company.

Class II Nominees for Election for a Three-Year Term Expiring at the 2009 Annual Meeting

John Coné, 55, has served as a member of the Board of Directors of the Company and as chair of the Company’s Compensation Committee and a member of the Governance and Nominating Committee since the Company’s inception in March 2004. He served as a director of Click2learn, Inc. (“Click2learn”), the company that was merged into SumTotal Systems, Inc. (“SumTotal”) from May 2002 to March 2004. He currently is a consultant and author in the field of organization learning and has served as Chair and President of the American Society of Training and Development (ASTD) in 2002 and 2003, respectively. From July 1995 until his retirement in August 2001 he served as Vice President of Learning & Development for Dell Inc., a computer hardware company. Prior to Dell, he served as Chief Learning Officer and Vice President of Human Resources for Sequent Computer Systems Inc., a computer hardware and software company, from June 1991 to June 1995. Prior to Sequent, he served as Director of Corporate Educational Services for Motorola, Inc., a communications company providing mobility products, from February 1988 to May 1991, where he was a founder and creator of Motorola University in 1990. In 2002, Mr. Coné served as the chair of ASTD and on the Board of Storied Learning, a privately-held e-Learning content company.

Donald E. Fowler, 68, has served as Chief Executive Officer of the Company since October 19, 2005 and as a member of the Board of Directors of the Company since the Company’s inception in March 2004.

From the Company’s inception to November 28, 2005, he served as the chair of the Board of Directors. He also served as a member of the Company’s Compensation and Governance and Nominating Committee from March 2004 to October 19, 2005. Mr. Fowler served as a member of the Board of Directors of Docent, Inc. (“Docent”), the company that was merged into SumTotal, from January 2003 to March 2004, and was a member of Docent’s Audit and Governance and Nominating Committees during the same period. He has recently served on the boards of ADAC Laboratories, a maker of high-tech healthcare products, and TelCom Semiconductor, a semiconductor manufacturer, and now serves on the board of Storage Engine, Inc., an enterprise imaging software company. Mr. Fowler is involved with various private companies, through advisory or board memberships, served as CEO of eT Communications, a telecommunications company, from 1996 to 1998 and served as interim CEO of several companies between 1996 and 2002. Mr. Fowler was Senior Vice President at Tandem Computers, a company that manufactured fault-tolerant computers, from 1986 to 1996. Mr. Fowler also served in executive capacities with Bechtel Group, an engineering, construction and project management company, from 1976 to 1986, and International Business Machines Corp. (“IBM”), an information technology company, from 1965 to 1976.

Ali Kutay, 50, has served as a member of the Board of Directors of the Company and as a member of the Company’s Audit and Governance and Nominating Committees since the Company’s inception in March 2004. He has also served as a member of the Company’s Compensation Committee since October 19, 2005. He served as a member of the Board of Directors of Docent from April 2000 to March 2004; as a member of Docent’s Audit Committee from April 2000 until March 2004; and as a member of Docent’s Governance Committee from January 2003 until March 2004. From June 2004 through the present, Mr. Kutay has served as Chief Executive Officer and President of Golden Gate Software, Inc., a transactional data management company. From 1998 to 2003 Mr. Kutay was the Chair and Chief Executive Officer of AltoWeb, Inc., a provider of e-business infrastructure software. From 1997 to 1998 he was a director, and subsequently President and Chief Executive Officer of WebLogic, Inc., a Java-based application server company, which was merged with BEA Systems, Inc., an enterprise application and service infrastructure software company, in 1998. Previously he was the President and CEO of Lockheed Martin Corporation’s Commercial Software Business Unit, Formtek, from 1990 to 1997 (Formtek was subsequently acquired in 2002 by a group of investors lead by DFI International, Resource Ventures and SwannStreet Ventures). At Formtek, Mr. Kutay served in various roles, including its President and Chief Executive Officer, from 1985 until 1989.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF
MESSRS. CONÉ, FOWLER AND KUTAY AS CLASS II DIRECTORS OF THE COMPANY.

Class III Directors Continuing in Office Until the 2007 Annual Meeting

Sally Narodick, 60, has served as a member of the Board of Directors of the Company and as chair of the Company’s Governance and Nominating Committee and a member of the Compensation Committee since the Company’s inception in March 2004. She served as Lead Director of Click2learn from December 2002 to March 2004 and as a director from May 1999 to March 2004. From September 2000 to March 2001, she worked with Click2learn’s management team advising on mergers and acquisitions, in addition to working with other non-competitive e-Learning companies. From October 1998 to September 2000, she was President and CEO of Apex Learning Inc., which provides e-Learning courses to high school students. Prior to that, she was Chair and CEO of Edmark Corporation, a publicly held educational software company, from 1989 until June 1996. From December 1996 through October 1998, she was an educational technology consultant working primarily for the Consumer Software Division of IBM. Ms. Narodick is a director of Penford Corporation, a provider of specialty natural ingredient systems for various applications; Solutia, Inc., a publicly held specialty chemical company, where she is also a member of the company’s Audit Committee; Puget Energy, a publicly held gas and electric utility, where she chairs the Audit Committee; and Cray Inc., a global supercomputer leader, where she is also a member of the company’s Audit Committee.

Kevin Oakes, 42, has served as a member of the Board of Directors of the Company and President since the Company’s inception in March 2004. On February 13, 2006, Mr. Oakes submitted his resignation as President of the Company, which resignation is effective May 31, 2006. He previously served as a director of

Click2learn from September 1997, and its Chief Executive Officer from January 2000 and Chair of the Board from May 2001 until March 2004. Mr. Oakes had been President of Click2learn since joining the company in September 1997. Prior to that time, Mr. Oakes was the President of each of Oakes Interactive, a custom content development company, Acorn Associates, an e-Learning consulting firm and TopShelf Multimedia, a reseller of e-Learning titles which he founded in March 1993, January 1996 and March 1997, respectively, and each of which Click2learn acquired in September 1997. Prior to 1993, Mr. Oakes held positions at The Minnesota Mutual Life Insurance Company, an insurance company, and Fidelity Investments, a mutual fund company. Mr. Oakes also serves on the Board of Directors of ASTD, where he serves as Chair for 2006, and Development Dimensions International (“DDI”), a privately-held human resources training firm.

Stephen Thomas, 51, has served as a member of the board of directors of SumTotal Systems since October 4, 2005. He previously served as president and chief executive officer of Pathlore Software Corporation (“Pathlore”), a company he founded in November 1995, from 1995 to October 3, 2005. The Company acquired Pathlore on October 3, 2005. Prior to founding Pathlore, Mr. Thomas was general manager of the Employee Performance Support Division of Legent Corporation (“Legent”), a computer system productivity software company. Before joining Legent, he served in a senior-level role at DataFocus Corp from June 1992 to May 1995 where he started and managed the consulting operation. From February 1991 to June 1992, Mr. Thomas was director of technical services at Software AG, a software company.

Class I Directors Continuing in Office Until the 2008 Annual Meeting

Jack Acosta, 58, has served as a member of the Board of Directors of the Company and as chair of the Company’s Audit Committee since the Company’s inception in March 2004. Mr. Acosta has also served as the chair of the Board of Directors of the Company since November 28, 2005 and lead independent director from October 19, 2005 to November 29, 2005, during Mr. Fowler’s term of as the Company’s interim Chief Executive Officer. He served as a member of the Board of Directors of Docent from April 2003 until March 2004. He also currently serves on the Board of Directors of Savi Technology, Inc., a provider of RFID solutions, BenefitStreet, Inc., a company providing financial services, and Integral Development, a financial services software company. Mr. Acosta served as Chief Financial Officer and Vice President, Finance for Portal Software, a software company, from February 1999 until September 2001. In addition, Mr. Acosta served as Secretary for Portal Software from February 1999 through April 1999. From July 1996 to January 1999, Mr. Acosta served as Executive Vice President and Chief Financial Officer for Sybase, Inc., a database company. From December 1994 until July 1996, Mr. Acosta served as Vice President, Engineering Services, Integration and Business Management of Sybase. From March 1993 until December 1994, Mr. Acosta served as President, Chief Operating Officer and a director of Tanon Manufacturing, Inc., a manufacturing and engineering services company.

Vijay Vashee, 55, has served as a member of the Board of Directors of the Company and as a member of the Company’s Audit Committee since the Company’s inception in March 2004. Since October 19, 2005 he has also served as a member of the Company’s Compensation Committee. He served as a director of Click2learn from July 2001 until March 2004. From 1982 until October 2001, Mr. Vashee served in various senior marketing, product management and executive positions at Microsoft Corp., a software company, including as General Manager for Microsoft Project from 1988 to 1992 and as General Manager for Power Point from 1992 to 1997. Mr. Vashee is the Chair and was founding President of The Indus Entrepreneurs, Seattle and previously served as a board member of IntelliPrep Technologies, Inc., a software company in the business education market, prior to its acquisition by Click2learn in May 2001.

Executive Officers

David Crussell, 43, has served as Chief Operating Officer of the Company since February 13, 2006 and Executive Vice President of Operations of the Company from October 2004 to February 12, 2006. He also served as Senior Vice President of Operations from the Company’s inception in March 2004 until October 2004. He previously served as Senior Vice President, Worldwide Operations of Docent from March 2002 to March 2004. From 2001 to 2002, Mr. Crussell was Chief Operating Officer and Vice President of Sales for

Steelpoint Technologies, Inc, a Web-based content management software company. From 1994 to 2001, Mr. Crussell held numerous executive positions at ADAC Laboratories, including Sr. Vice President and General Manager of the Radiation Therapy Planning Software Division. From 1986 to 1994, Mr. Crussell held numerous managerial positions, including Software Development Manager, at GE Medical Systems, a unit of General Electric Company, a diversified industrial corporation.

Sanjay Dholakia, 36, has served as Senior Vice President of Marketing and Alliances for the Company since the Company’s inception in March 2004. He served as Vice President of Marketing and Business Development of Docent from February 2002 until March 2004. Mr. Dholakia joined Docent in February 2001 as Director of Corporate Business. From April to December 2000, he served as Director of Business Development and acting COO for a portfolio company within Walker Digital, a business incubation and intellectual property firm. From 1997 to 2000, Mr. Dholakia served as an Engagement Manager at McKinsey & Company, a management consulting firm. From 1991 to 1995, he served as a Senior Consultant at Andersen Consulting, a management and technology services organization.

Neil J. Laird, 53, has served as Executive Vice President and Chief Financial Officer of the Company since October 2004 and was Senior Vice President and Chief Financial Officer from the Company’s inception in March 2004 until October 2004. He served as Senior Vice President and Chief Financial Officer of Docent from August 2002 until March 2004. He currently serves on the Board of Directors of Biolase Technology, Inc., a medical technology company. From April until June 2002, Mr. Laird was Chief Financial Officer of Novasonics, Inc., a privately held medical products company. From 1999 to 2001, Mr. Laird was Senior Vice President and Chief Financial Officer of ADAC Laboratories. From 1998 to 1999, Mr. Laird held various executive positions at Coherent Medical Group, a medical laser company. From 1997 to 1998, Mr. Laird was an independent consultant. From 1980 to 1997, Mr. Laird held various executive and managerial financial positions, including Vice President-Corporate Controller, at Measurex Corporation, a computer company.

Erika Rottenberg, 43, has served as Senior Vice President, General Counsel and Secretary of the Company since the Company’s inception in March 2004. Prior to joining the Company, Ms. Rottenberg held various positions at Creative Labs, Inc., a wholly-owned subsidiary of Creative Technology Ltd., a digital entertainment and computer peripheral company, including serving as Vice President, Strategic Development and General Counsel. From 1992 to 1996, Ms. Rottenberg was associated with the law firm of Cooley Godward in its Silicon Valley offices, where she practiced corporate and employment law for technology companies.

PROPOSAL 2
AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN

The Board of Directors of the Company approved the adoption of the SumTotal Systems, Inc. 2004 Plan on March 19, 2004. In connection with the merger of Click2learn and Docent into wholly owned subsidiaries of the Company in 2004, the stockholders of Docent and Click2learn approved the adoption of the 2004 Plan on March 18, 2004.

As of the Record Date, a total of 485,575 shares of the Company’s Common Stock were available for grant under the 2004 Plan. The Board believes it is important to the continued success of the Company that the Company has available an adequate reserve of shares under the 2004 Plan for use in attracting, motivating and retaining qualified employees. Stockholders are being asked to approve an amendment to the 2004 Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the 2004 Plan from an aggregate maximum of 3,000,000 shares, plus the number of shares that would otherwise have returned to the Click2learn, Inc. 1998 Equity Incentive Plan, the Docent, Inc. 2000 Omnibus Equity Incentive Plan or the Docent, Inc. 1997 Stock Option Plan (“Prior Plans”) as a result of termination or cancellation of options assumed by the Company under the Prior Plans in connection with the merger of Click2learn and Docent into wholly owned subsidiaries of the Company in 2004 (the “Pourover Shares”), to 4,500,000, plus any Pourover Shares, an increase of 1,500,000 shares.

THE BOARD UNANIMOUSLY APPROVED, PENDING STOCKHOLDER APPROVAL,
THE PROPOSED AMENDMENT TO THE 2004 PLAN TO INCREASE THE SHARE
RESERVE ON APRIL 19, 2006. THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF THE PROPOSED AMENDMENT.

Background for the Amendment

Current Reserve of Stock Options is Insufficient.  The Company, as of the Record Date, had 485,575 shares remaining available for grant under the 2004 Plan. The Company anticipates needing additional options in the following year to attract, motivate and retain qualified employee in order to meet its goals. To do this the Company will need to recruit new talent and retain its current employees with offers of competitive equity compensation. Without additional shares in the 2004 Plan, the Company will be challenged in its employee recruitment and retention efforts. With additional shares in the 2004 Plan as a result of this amendment, the Company will be in a stronger position to recruit and retain those employees who are central to the Company’s success.

Prudent Management of Stock Option Program.  Management believes that it has managed the Company’s stock option program prudently, as can be measured by reference to the Company’s net Burn Rate, as described further below.

Burn Rate.  The Company has reduced the size of employee stock option grants from prior years and thereby reduced the Company’s “Burn Rate” to lower levels. The “Burn Rate” is the level of net grants made by the Company (i.e., actual grants less cancellations for any given period) divided by the shares outstanding for the period. For the last two fiscal years, the amounts were as follows:

	Grants	Cancellations	Net Grants	Burn Rate %
	(shares in thousands)
FY 2004*	2,521	1,013	1,508	8.2%
FY 2005	2,605	1,247	1,358	6.2%

*	Reflects numbers for Click2learn from 1/1/04–3/19/04 and SumTotal from 3/19/04–12/31/04.

For the past two fiscal years the Company has maintained its Burn Rate at below 8.5%. The Company expects it will be able to continue to contain the Burn Rate, while still attracting and retaining the Company’s employees. Despite the approval of equity awards made to Don Fowler in connection with his appointment as interim Chief Executive Officer and regular full-time Chief Executive Officer in the fall of 2005, there was a decrease in the Company’s Burn Rate for fiscal 2005. Excluding this award, which related to the first change in the Company’s Chief Executive Officer since the Company’s inception in March 2004, the Burn Rate for fiscal year 2005 would have been 5.1%. Furthermore, the Company believes that the Burn Rate would have been significantly lower in fiscal year 2005 were it not for the necessary increase resulting from the Company’s acquisition of Pathlore in 2005 and the rapid growth of the Company’s business, which included the hiring of numerous employees in 2005.

Conclusion.  The Board believes that the proposed amendment to the 2004 Plan is in the best interests of the Company because of the Company’s continuing need to provide stock options and other forms of equity compensation to attract and retain quality employees. The current hiring environment is more competitive than in the recent past. Having additional stock options and other forms of equity compensation available to grant under the 2004 Plan will enable the Company to recruit the top talent necessary to enable the Company to achieve continued success in the conduct of the Company’s business.

The Company will continue to monitor changes in the marketplace relating to equity compensation and respond appropriately. The Company has periodically revised its option grant guidelines in response to evolving market practices and will continue to be vigilant in this regard so that in its efforts to provide competitive equity compensation the Company matches prevailing market standards.

Approval of the proposed amendment to the 2004 Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting. The Company’s executive officers and directors will be eligible to receive awards under the 2004 Plan and therefore have an interest in this Proposal.

For further information, below is a summary of the principal provisions of the 2004 Plan, assuming approval of the above amendment. This summary is qualified in its entirety by reference to the full text of the 2004 Plan, as amended, a copy of which is attached to this Proxy Statement as Appendix A.

2004 Equity Incentive Plan

Background.  The Board adopted the 2004 Plan on March 19, 2004 to enable the Company to provide equity incentives to attract and retain the services of quality individuals, remain competitive in the industry and align the interests of the individuals eligible to participate in the 2004 Plan with those of the stockholders. In connection with the merger of Click2learn, Inc. and Docent, Inc. into two wholly-owned subsidiaries of the Company in 2004, the stockholders of Docent and Click2learn approved the adoption of the 2004 Plan at a special meeting of stockholders on March 18, 2004.

The 2004 Plan provides for the grant of the following type of incentive awards, which are referred to individually as an “award”:

•	stock options (with or without stock appreciation rights);

•	stock appreciation rights;

•	stock awards, restricted stock and stock units; and

•	performance units and performance shares;

Available Shares.  The maximum number of shares of Common Stock as to which awards may be granted under the 2004 Plan is 4,500,000 shares (assuming approval of the above amendment), plus the number of Pourover Shares from the Prior Plans. As of April 1, 2006, (1) the number of Pourover Shares that had become available for grant under the 2004 Plan was 1,484,485 and (2) the number of additional shares that may become available under the 2004 Plan as a result of future termination or cancellation of options assumed by the Company in connection with the merger of Click2learn and Docent into wholly-owned subsidiaries of the Company was 2,810,822. The proposed amendment will increase the number of shares of Common Stock by 1,500,000 shares. As of April 1, 2006, a total of 439,263 shares were available for issuance under the 2004 Plan. Except in the event all or a portion of a stock appreciation right is terminated in connection with the exercise of a related option, or an option is terminated in connection with the exercise of a related stock appreciation right, shares under the award will not again be available for issuance under the 2004 Plan. Shares that are tendered by a participant or retained by the Company as payment for the purchase price of an award or to satisfy tax withholding obligations will also become available for future issuance under the 2004 Plan.

Administration.  The 2004 Plan is administered by the Compensation Committee of the Board (the “Committee”), the members of which are appointed by the Board. The Committee currently consists of John Coné, Ali Kutay, Sally Narodick and Vijay Vashee, each of whom are “non-employee directors” as that term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to the terms of the 2004 Plan, the Committee has the flexibility to design awards under the 2004 Plan. The Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms, types and conditions of such awards. The Committee may interpret any of the provisions of the 2004 Plan or any awards granted thereunder, and establish, amend and rescind any rules relating to the 2004 Plan subject to the conditions and limitations of the 2004 Plan. The Committee may delegate to a committee of one or more directors the ability to grants awards and take other actions with respect to participants who are not directors or executive officers of the Company. The Committee may also delegate to one or more officers of the Company the authority to grant awards to designated classes of employees or consultants, other than executive officers of the Company.

In determining whether an award should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting that it determines appropriate. For example, the Committee may decide to grant an award only if the participant satisfies performance goals established by the Committee. The Committee may set performance periods and performance goals that differ from participant to participant. The Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities.

Section 162(m) Eligibility.  Awards under the 2004 Plan may qualify as “performance based compensation” under Section 162(m) of the Code if the requirements of Section 162(m) are met. For purposes of qualifying awards as “performance-based compensation” under Section 162(m), the Committee may (but is not required to) specify performance goals for the entire Company and/or one of the Company’s business units. Performance goals may be based on one or more business criteria including: net income, earnings per share, return on equity, or other financial or performance-related measures set forth in the 2004 Plan. Performance criteria may be measured on an absolute or relative basis. Relative performance may be measured by reference to comparison companies or indices.

After the end of each performance period, a determination will be made pursuant to Section 162(m) as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by the level of actual performance.

Eligibility and Grant Limits.  Employees, non-employee directors and consultants of the Company and certain of its subsidiaries and affiliates whom the Board deems to have potential to contribute to the future success of the Company (the “participants”) are eligible to receive awards under the 2004 Plan.

The maximum number of shares of Common Stock that may be issued under awards other than options and stock appreciation rights is 1,200,000. If any award other than options and stock appreciation rights expires or is terminated, the shares subject to the award will not be counted against this limit.

No participant will be granted options covering more than 500,000 shares during any fiscal year, except an employee may be granted options to purchase up to an additional 1,000,000 shares in connection with his or her initial service as an employee. No participant will be granted stock appreciation rights covering more than 500,000 shares during any fiscal year, except an employee may be granted stock appreciation rights to purchase up to an additional 1,000,000 shares in connection with his or her initial service as an employee. No participant will be granted restricted stock awards, restricted stock or stock units covering more than 200,000 shares during any fiscal year, except an employee may be granted stock awards, restricted stock or stock units to purchase up to an additional 400,000 shares in connection with his or her initial service as an employee. No participant will be granted performance units having an initial value greater than $1,000,000 during any fiscal year, and no participant will receive more than 200,000 performance shares during any fiscal year, except an employee may be granted up to an additional 400,000 performance shares in connection with his/her initial service as an employee. These limits are subject to adjustment by the Committee as provided in the 2004 Plan for dividends, stock splits, recapitalizations and other similar transactions or events.

As of April 1, 2006, approximately 637 employees and non-employee directors were eligible to receive awards under the 2004 Plan.

Discretionary Stock Option Awards.  The 2004 Plan permits the granting of options that are intended to qualify either as Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NQSOs”). ISOs may only be granted only to employees of the Company.

The exercise price for each option must be equal to or greater than the fair market value of a share of Common Stock at the time such option is granted. In the case of a 10% or greater stockholder, the exercise price must be equal to or greater than 110% of the fair market value. The Committee will determine when each option becomes exercisable within the times and upon the events or achievement of certain performance criteria, if any, as set forth in the option agreement. The term of an option may not exceed ten years. The term of an option granted to any participant who owns 10% or more of the voting power of all classes of the Company’s outstanding capital stock may not exceed five years.

The 2004 Plan provides for the payment of the exercise price of options by any of the following means, subject to the provisions of the option agreement: (1) in cash; (2) by tendering previously acquired shares of the Company; (3) broker assisted cashless exercises if permitted by applicable law; or (4) by any other means approved by the Committee in its sole discretion.

Restricted Stock Awards, Restricted Stock and Stock Units.  The Committee may grant participants restricted stock awards, restricted stock, and stock units to purchase stock either in addition to, or in tandem with, other awards under the 2004 Plan, on such terms, conditions and restrictions as the Committee may determine. As of April 18, 2006, the Committee had granted a total of 175,000 shares of restricted stock under the 2004 Plan.

Stock Appreciation Rights.  A stock appreciation right is the right to receive the appreciation in fair market value of the Company’s Common Stock between the exercise date and the date of grant if the vesting terms and conditions determined by the Committee are satisfied. The Committee will determine the terms and conditions of stock appreciation rights. The Committee may choose to grant stock appreciation rights in “tandem” with the grant of stock options, such that the exercise of either the stock option or the stock appreciation right would cancel the other. No stock appreciation right may be exercised more than ten years from the date of grant. The Company may pay the appreciation in either cash or shares of Common Stock or a combination of both. As of April 18, 2006, no stock appreciation rights had been granted by the Company.

Performance Units and Performance Shares.  The 2004 Plan authorizes the Committee to grant performance shares or performance units which generally result in a payment to a participant only if the performance goals established by the Committee are achieved or the awards otherwise vest. The Committee may establish organizational or individual performance goals in its discretion, which, depending on their achievement, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial value that is established by the Committee on or prior to their grant date. Performance shares will have an initial value equal to the fair market value of a share of Common Stock on the grant date. As of April 18, 2006, no performance units or performance shares had been granted by the Company.

Mergers, Consolidations, Change of Control.  In the event of a “Change in Control” of the Company as defined in the 2004 Plan, the impact of such transaction on outstanding awards under the 2004 Plan will be specified in the agreement relating to the transaction, subject to the limitations and restrictions set forth in the 2004 Plan described below.

Stock Options, Stock Appreciation Rights and Stock Units.  In the event of a Change in Control, each outstanding stock option, stock appreciation right and stock unit will be (1) assumed or an equivalent option, right or unit substituted by the successor corporation; or, (2) replaced with a cash incentive program of the successor corporation that preserves the difference between the fair market value of the shares covered by the awards on the date of the Change in Control and the exercise price and provides for subsequent payout in accordance with the same vesting schedule under the prior awards. If the successor corporation or a parent or subsidiary of the successor corporation refuses to assume or provide a substitute for the awards, then awards will become fully vested and exercisable or payable, as applicable.

Restricted Stock.  In the event of a Change in Control, any Company repurchase or reacquisition right with respect to restricted stock will be assigned to the successor corporation. If the successor corporation does not accept the assignment, the restricted stock will become fully vested immediately prior to the Change in Control.

Performance Shares and Performance Units.  In the event of a Change in Control, the Committee or the Board, in its discretion, may provide for any one or more of the following with respect to the performance shares and units: (1) the assumption of all of the outstanding performance shares or units by the successor corporation or a parent or subsidiary of the successor corporation, (2) the termination of any outstanding performance shares or units immediately prior to the Change in Control, or (3) with respect to a Change in Control that occurs prior to a participant’s termination of service, 100% vesting of any outstanding performance share or unit will be deemed to be earned and will be immediately payable to the participant, or, in cases where a participant has received a target award of performance units or shares, 100% of the target amount will vest. In the event any outstanding performance shares and units are assumed, the successor corporation will have the ability to reasonably and equitably adjust the performance goals.

Substitution or Assumption of Other Awards with Awards Granted Under the 2004 Plan.  The 2004 Plan provides that in the event of an acquisition by the Company, the Company may grant awards under the 2004 Plan in substitution for, or to effect assumption of, awards granted by the acquired company. The exercise price and shares covered by the target will be reflected in the new award after adjustment pursuant to the Code.

Transferability.  No awards granted under the 2004 Plan are transferable, other than by will or the laws of descent and distribution, or to the extent otherwise determined by the Committee.

Amendment and Termination.  The Board or Committee may amend the 2004 Plan or any form of award agreement at any time, except stockholder approval is required to the extent required by applicable law, regulation or stock exchange rule. The Committee may not reduce the exercise price of outstanding options or stock appreciation rights under the 2004 Plan or otherwise reprice or exchange options pursuant to an option exchange program, or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards without stockholder approval.

The 2004 Plan may be terminated at any time by the Board or Committee, except with respect to any outstanding awards.

Term of the 2004 Plan.  The Board adopted the 2004 Plan on March 19, 2004. The 2004 Plan remains in effect until 10 years from the date of the Board’s approval, which date is currently March 19, 2014.

Required Vote and Board of Directors Recommendation

The affirmative vote of the majority of shares of the Company’s Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve the proposed amendment to the 2004 Plan to increase the number of shares reserved for issuance under the 2004 Plan from an aggregate maximum of 3,000,000 shares, plus any Pourover Shares from Prior Plans, to 4,500,000 shares, plus any Pourover Shares from Prior Plans, an increase of 1,500,000 shares. Should stockholder approval not be obtained, the proposed amendment to the 2004 Plan will not be implemented and no awards will be granted on the basis of such amendment. However, the 2004 Plan will remain in effect, and awards may continue to be made pursuant to the provisions of the 2004 Plan until the share reserve is depleted.

Awards such as those provided under the 2004 Plan constitute an important incentive for key employees of the Company and help the Company to attract, retain and motivate people whose skills and performance are critical to the Company’s success. The Company’s employees are its most valuable asset. The Company strongly believes that the proposed amendment to the 2004 Plan is essential for the Company to compete for talent in the highly competitive labor markets in which it operates.

PROPOSAL 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board of Directors, upon the unanimous recommendation of its Audit Committee, has selected BDO Seidman, LLP as its independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2006, and the stockholders are being asked to ratify such selection. Representatives of BDO Seidman, LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to BDO Seidman, LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by BDO Seidman, LLP for fiscal year 2005:

2005(1)(2)
Audit Fees — the aggregate fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements	$606,000
Audit Related Fees — the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including conducting mergers and acquisitions due diligence	$6,000
Sarbanes-Oxley Section 404 Related Fees — the aggregate fees billed for assurance and related services that are reasonably related to the performance of Sarbanes-Oxley Section 404 testing	$848,000
Tax Fees — the aggregate fees billed for tax compliance, tax advice and tax planning	0
All Other Fees — the aggregate fees billed for other products and services	0
Total	$1,460,000

(1)	The audit fees for 2005 include $110,000 in fees incurred in 2005 related to the audit of the consolidated balance sheet of the Company, Inc. as of December 31, 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended.

(2)	The Sarbanes-Oxley Section 404 related fees for 2005 include $418,724 in fees incurred in 2005 related to the audit of internal control over financial reporting as of December 31, 2005.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the Charter of the Audit Committee adopted by the Company’s Board of Directors on March 19, 2004 and is posted under the Investor Relations — Corporate Governance section of the Company’s web site at: www.sumtotalsystems.com

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
OF THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006

CORPORATE GOVERNANCE

Board Committees and Meetings

During the fiscal year ended December 31, 2005, the Board of Directors held eleven meetings. The Board has determined that Messrs. Acosta, Coné, Kutay, and Vashee and Ms. Narodick are independent under the listing standards of the Nasdaq Stock Market. The Board maintains an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

The Audit Committee, serving under a written charter adopted by the Board, oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in its oversight of (1) the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, and (4) compliance with the Company’s code of ethics for senior financial officers and procedures for the submission and treatment of complaints or concerns regarding financial matters. The Audit Committee, which during the fiscal year ended December 31, 2005 was composed of Messrs. Acosta, Kutay and Vashee, held fourteen meetings during the Company’s fiscal year ended December 31, 2005. Mr. Acosta served as Chair of the Audit Committee. The Board of Directors has determined that Mr. Acosta is an Audit Committee financial expert (as currently defined under applicable SEC rules). All members of the Audit Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The Compensation Committee, serving under a written charter adopted by the Board, discharges the responsibilities of the Board relating to (1) compensation of the Company’s executive officers and directors, (2) establishing performance goals for and reviewing the performance of the Company’s Chief Executive Officer and (3) administration of the Company’s equity incentive plans. The Compensation Committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs of the Company. During the fiscal year ended December 31, 2005, the Compensation Committee was composed of Messrs. Coné and Fowler and Ms. Narodick through October 19, 2005. Mr. Coné served as Chair of the Compensation Committee. On October 19, 2005, Mr. Fowler resigned from the Compensation Committee to serve as the Company’s interim Chief Executive Officer and Messrs. Vashee and Kutay were appointed to the Compensation Committee. The Compensation Committee held six meetings during the Company’s fiscal year ended December 31, 2005. All members of the Compensation Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The Governance and Nominating Committee, serving under a written charter adopted by the Board (1) develops, updates as necessary and recommends to the Board corporate governance principles and policies applicable to the Company, (2) monitors compliance with such principles and policies, (3) identifies individuals qualified to become members of the Board and (4) approves and recommends to the Board director candidates. During the fiscal year ended December 31, 2005, the Governance and Nominating Committee was composed of Messrs. Coné, Fowler and Kutay and Ms. Narodick through October 19, 2005. On October 19, 2005, Mr. Fowler stepped down from the Governance and Nominating Committee to serve as interim Chief Executive Officer of the Company. Ms. Narodick served as Chair of the Governance and Nominating Committee and the Governance and Nominating Committee held four regularly scheduled meeting and numerous ad hoc meetings during the Company’s fiscal year ended December 31, 2005. All members of the Governance and Nominating Committee are independent (as currently defined under the listing standards of the Nasdaq Stock Market).

The charter of the Governance and Nominating Committee requires the Committee to develop and periodically review and recommend to the Board appropriate revisions to the Director Selection Guidelines. The following guidelines have been adopted by the Board upon the recommendation of the Governance and Nominating Committee: when considering potential director candidates for nomination or election, directors should consider the following qualifications, among others, of each director candidate: (1) high standard of personal and professional ethics, integrity and values; (2) training, experience and ability at making and overseeing policy in business, government and/or education sectors; (3) willingness and ability to keep an open mind when considering matters affecting interests of the Company and its constituents; (4) willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership; (5) willingness and ability to serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs; (6) willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; (7) willingness to act in the best interests of the Company and its constituents, and objectively assess Board, committee and management performance. The Board believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board composition should be considered when determining Board needs and evaluating director candidates to fill such needs: (1) independence; (2) diversity (e.g. age, geography, professional, other); (3) professional knowledge; (4) industry knowledge (e.g. relevant industry or trade association participation); (5) skills and expertise (e.g. accounting or financial); (6) leadership qualities; (7) public company board and committee experience; (8) non-business-related activities and experience (e.g. academic, civic, public interest); (9) Board continuity (including succession planning); (10) Board size; (11) number and types of committees, and committee sizes; and (12) legal and Nasdaq Stock Market requirements and recommendations, and other corporate governance-related guidance regarding Board and committee composition (including matters such as financial literacy or financial expertise).

It is the policy of the Governance and Nominating Committee of the Board of Directors to consider both recommendations and nominations for candidates to the Board of Directors from stockholders. A stockholder who desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to the Company’s Secretary, 1808 N. Shoreline Boulevard, Mountain View, California 94043, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. A stockholder who instead desires to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in Section 5 of the Amended and Restated Bylaws. To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of the Company not less than one hundred twenty (120) days prior to the date of the Company’s proxy statement released to stockholders in connection with the Company’s previous year’s annual meeting of stockholders. To be in proper form, a stockholder’s notice to the Company Secretary shall set forth: the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed; a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice; if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and if applicable, the consent of each nominee to serve as director of the Company if so elected.

During the fiscal year ended December 31, 2005, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively.

The charters for each of the above Committees, the Company’s Business Practice Policy, Code of Ethics and Whistleblower Policy which includes information concerning direct communication with the Chair of the Audit Committee, are posted under the Investor Relations — Corporate Governance section of the Company’s web site at: www.sumtotalsystems.com. The Company intends to satisfy its disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Company’s Code of Ethics by posting such information on the Company’s web site, at the address specified above.

It is the Company’s policy to strongly encourage all Directors to attend the Company’s Annual Meeting.

Stockholder Communications with the Board

Stockholders may contact any of the Company’s directors by writing to them by mail or express mail c/o the Secretary, SumTotal Systems, Inc., 1808 N. Shoreline Blvd., Mountain View, CA 94043. Employees and others who wish to contact a member of the Audit Committee to report questionable accounting or auditing matters may report such concerns on an anonymous basis, as set forth in the Company’s “Whistleblower” Policy & Procedure for the Anonymous Reporting, Receipt, Treatment and Retention of Concerns to the SumTotal Systems, Inc. Board of Directors’ Audit Committee Members or Executive Staff, which is posted on the Company’s web site under Investor Relations — Corporate Governance.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the most recent practicaeable date:

•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s Chief Executive Officer, former Chief Executive Officer and its other four most highly compensated executive officers (“Named Executive Officers”) for fiscal year end 2005;

•	each of the Company’s non-employee directors; and

•	the Company’s non-employee directors and executives as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of the Company’s Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Applicable percentage ownership is based on 24,788,603 shares of Common Stock outstanding as of January 1, 2006, and options exercisable within sixty days of that date. In computing the number and percentage of shares beneficially owned by each person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty days of January 1, 2006, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Austin W. Marxe and David M. Greenhouse/ AWM Investment Company, Inc. (2) 153 East 53rd Street New York, NY 10022	2,241,306	9.04%
Norwest Venture Partners VI, LP (3) 525 University Avenue, Suite 800 Palo Alto, CA 94301	1,917,286	7.73%
Neil Gagnon (4) 1370 Avenue of the Americas, Suite 2002 New York, NY 10019	1,852,026	7.47%
Seaport Capital LLC (5) Seaport Plaza 199 Water Street, 20th Floor New York, NY. 10038	1,817,792	7.33%
Palo Alto Investors (6) 470 University Ave. Palo Alto, CA 94301	1,111,577	4.48%
R. Andrew Eckert (7)	610,485	2.46%
Kevin Oakes (8)	485,327	1.96%
David Crussell (9)	234,317	*
Neil Laird (10)	228,642	*
Sanjay Dholokia (11)	202,260	*
Stephen Thomas	198,806	*
Donald Fowler (12)	93,828	*
Erika Rottenberg (13)	82,606	*
Ali Kutay (14)	45,364	*
Jack Acosta (15)	29,739	*

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Vijay Vashee (16)	27,418	*
Sally Narodick (17)	23,462	*
John Coné (18)	21,339	*
All Named Executive Officers and Non-Employee Directors as a group (19)	2,283,593	9.21%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the Named Executive Officers, directors and principal stockholders, Schedules 13-G and 13G/A filed with the SEC, and the Company’s register of stockholders.

(2)	Based on Schedule 13G/A filed by Austin W. Marxe and David M. Greenhouse on February 15, 2006 for the period ended December 31, 2005.

(3)	Based on Schedule 13G filed by Norwest Venture Partners on February 15, 2005.

(4)	Based on Schedule 13G filed by Neil Gagnon on February 8, 2006 for the period ended December 31, 2005.

(5)	Based on Schedule 13G filed by Seaport Capital Partners, II, L.P. on October 13, 2005 for the period ended October 3, 2005.

(6)	Based on Schedule 13G/A filed by Palo Alto Investors, Inc. on February 14, 2006 for the period ended December 31, 2005.

(7)	Includes 609,509 shares that Mr. Eckert has the right to acquire within sixty (60) days after January 1, 2006.

(8)	Includes 282,788 shares that Mr. Oakes has the right to acquire within sixty (60) days after January 1, 2006.

(9)	Includes 234,317 shares that Mr. Crussell has the right to acquire within sixty (60) days after January 1, 2006.

(10)	Includes 198,642 shares that Mr. Laird has the right to acquire within sixty (60) days after January 1, 2006

(11)	Includes 201,543 shares that Mr. Dholakia has the right to acquire within sixty (60) days after January 1, 2006.

(12)	Includes 68,828 shares that Mr. Fowler has the right to acquire within sixty (60) days after January 1, 2006.

(13)	Includes 82,392 shares that Ms. Rottenberg has the right to acquire within sixty (60) days after January 1, 2006.

(14)	Includes 45,364 shares that Mr. Kutay has the right to acquire within sixty (60) days after January 1, 2006.

(15)	Includes 29,735 shares that Mr. Acosta has the right to acquire within sixty (60) days after January 1, 2006.

(16)	Includes 14,166 shares that Mr. Vashee has the right to acquire within sixty (60) days after January 1, 2006.

(17)	Includes 23,462 shares that Ms. Narodick has the right to acquire within sixty (60) days after January 1, 2006.

(18)	Includes 16,557 shares that Mr. Coné has the right to acquire within sixty (60) days after January 1, 2006.

(19)	Includes 1,807,303 shares that Named Executive Officers and Directors have the right to acquire within sixty (60) days after January 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2005, all of the Company’s executive officers, non-employee directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003 compensation awarded or paid to, or earned by, the Company’s current Chief Executive Officer, former Chief Executive Officer, and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

			Annual Compensation (1)			Long-Term Compensation Awards
			Salary ($)		Bonus ($) (2)	Securities Underlying Options (#)	Restricted Stock ($) (10)
Donald E. Fowler	2005		36,410	(3)	5,021	310,000	—
Chief Executive Officer	2004		—		—	10,000	—
	2003		—		—	—	—

R. Andrew Eckert	2005		316,260	(4)	83,372	—	—	(11)
Former Chief Executive Officer	2004		277,083	(5)	90,550	150,000	—
	2003				—	—	—

Kevin Oakes	2005		317,500		95,204	—	322,500	(12)
President	2004	(6)	295,542		64,614	100,000	—
	2003		250,000		—	—	—

David Crussell	2005		275,000		83,741	—	215,000	(13)
Chief Operating Officer	2004		187,153	(7)	42,704	60,000	—
	2003		—		—	—	—

Neil Laird	2005		250,000		76,128	—	215,000	(14)
Executive Vice President,	2004		182,639	(8)	41,668	75,000	—
Chief Financial Officer	2003		—		—	—	—

Erika Rottenberg	2005		217,500		80,002	50,000	—
Senior Vice President, General	2004		157,692	(9)	13,767	75,101	—
Counsel, and Secretary	2003		—		—	—	—

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for “perquisites” as such amounts for each Named Executive Officer do not exceed the lesser of 10% of the sum of such executive’s salary plus bonus or $50,000.

(2)	Bonus totals for 2005 includes bonuses earned for fiscal year 2005 but paid in fiscal year 2006 and for 2004 includes bonuses earned for fiscal year 2005 but paid in fiscal year 2005.

(3)	Mr. Fowler was appointed interim Chief Executive Officer on October 19, 2005 and was subsequently appointed full-time regular Chief Executive Officer by the Board of Directors on November 29, 2005. The 2005 salary figure for Mr. Fowler represents the salary paid from October 19, 2005 through December 31, 2005. His salary as full-time regular Chief Executive Officer for 2005 was $400,000 on an annualized basis.

(4)	Mr. Eckert resigned as Chief Executive Officer and member of the Company’s Board of Directors effective October 19, 2005. The 2005 salary figure for Mr. Eckert represents the salary paid from January 1, 2005 through October 19, 2005. Mr. Eckert’s salary as Chief Executive Officer from January 1, 2005 through February 15, 2005 was $350,000 on an annualized basis and from February 16, 2005 to October 19, 2005 was $400,000 on an annualized basis.

(5)	The 2004 salary figure for Mr. Eckert represents the salary paid from March 14, 2004 until December 31, 2004, and does not include his compensation from January 1, 2004 to March 18, 2004,

during which time he was employed by Docent, the company that was acquired by Click2learn. His salary for fiscal year 2004 was $350,000 on an annualized basis

(6)	Mr. Oakes was the Chief Executive of SumTotal Systems’ predecessor company, Click2learn, from January 1, 2004 to March 18, 2004.

(7)	The 2004 salary figure for Mr. Crussell represents the salary paid from March 19, 2004 until December 31, 2004, and does not include his compensation from January 1, 2004 to March 18, 2004, during which time he was employed by Docent, the company that was acquired by Click2learn. From March 19, 2004 through October 25, 2004, his salary was $225,000 on an annualized basis and $140,625 for the period. From October 26, 2004 through December 31, 2004, his salary was $275,000 on an annualized basis and $46,528 for the period.

(8)	The 2004 salary figure for Mr. Laird represents the salary paid from March 19, 2004 until December 31, 2004, and does not include his compensation from January 1, 2004 to March 18, 2004, during which time he was employed by Docent, the company that was acquired by Click2learn. From March 19, 2004 through October 25, 2004, his salary was $225,000 on an annualized basis and $140,625 for the period. From October 26, 2004 through December 31, 2004, his salary was $250,000 on an annualized basis and $42,014 for the period.

(9)	The 2004 salary figure for Ms. Rottenberg represents the salary paid from March 19, 2004 until December 31, 2004. Prior to March 19, 2004, Ms Rottenberg was not employed by Click2learn nor by Docent, the company that was acquired by Click2learn. From March 19, 2004 through February 15, 2005 her salary was $200,000 on an annualized basis. From February 15, 2005 through December 31, 2005 her salary was $220,000 on an annualized basis.

(10)	Based on the fair market value of the common stock of the Company at the close of business on the date of grant, May 26, 2005.

(11)	Mr. Eckert was granted a restricted stock grant of 100,000 shares of the Company’s common stock on May 26, 2005 pursuant to the terms of the Company’s 2004 Plan which was subsequently cancelled in its entirety without any vesting due to Mr. Eckert’s resignation effective October 19, 2005.

(12)	Based on 75,000 shares of restricted stock granted on May 26, 2005 pursuant to the terms of the Company’s 2004 Plan, which vests over a three-year period.

(13)	Based on 50,000 shares of restricted stock granted on May 26, 2005 pursuant to the terms of the Company’s 2004 Plan, which vests over a three-year period.

(14)	Based on 50,000 shares of restricted stock granted on May 26, 2005 pursuant to the terms of the Company’s 2004 Plan, which vests over a three-year period.

Compensation of Non-Employee Directors

On May 17, 2005, the Board of Directors approved the payment of the following fees to each of its Non-Employee Directors for their services as Directors for fiscal 2005:

	Annual Retainer	Compensation per Meeting	# of Meetings	# of Annual Stock Options	Vesting of Stock Options
Board Chair	$7,500	$3,000	11	10,000	1	year/monthly vesting; full acceleration upon Change in Control
Board Members		$3,000	11	10,000	1	year/monthly vesting; full acceleration upon Change in Control
Audit Committee Members		$500	14
Audit Committee Chair	$5,000	$1,000	14
Compensation Committee Members (incl. Chair)		$500	6
Compensation Committee Chair	$3,000	$1,000	6
Governance and Nominating Committee Members (incl. Chair)		$500	4
Governance and Nominating Committee Chair	$2,000	$1,000	4

Additionally, Board and Committee members participating in telephonic Board or Committee meetings shall receive a $500 phone meeting fee for each such meeting.

OPTION GRANTS IN LAST FISCAL YEAR

In fiscal 2005, the Company granted nonqualified and incentive stock options to its Named Executive Officers both outside and under the 2004 Plan. The following tables show for the fiscal year ended December 31, 2005 certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SAR Term (4)
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees In Fiscal Year (2)	Exercise Price Per Share (3)	Fair Market Value on Date of Grant	Expiration Date	5% ($)	10% ($)
Donald E. Fowler	10,000	10.49%	$4.60	$4.62	9/23/2015	$28,900	$73,300
	60,000		$4.72	$4.72	10/19/2015	$178,200	$451,300
	240,000		$4.34	$4.34	11/29/2015	$655,100	$1,660,000
	310,000					$862,200	$2,184,600

Erika Rottenberg	50,000	1.69%	$4.47	$4.47	7/15/2015	$140,600	$356,000

(1)	Options for new employees generally have a four-year vesting schedule and generally vest 25% on the first anniversary date of the grant and then monthly thereafter. Subsequent options generally also have a four-year vesting schedule and generally vest 25% on the six-month anniversary date of the grant and then monthly thereafter. However, on May 31, 2005, the Board approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $5.60 per share previously awarded to its employees, including its Section 16 officers, under each of the Company’s equity compensation plans. This approval was based on a recommendation of the Compensation Committee of the Board of Directors, which consists entirely of independent directors, and reflected an approximate 10% premium over the average closing price of the Company’s common stock over the 90 days preceding May 31, 2005.

(2)	Based on options to purchase an aggregate total of 2,954,986 shares of the Company’s Common Stock granted to employees of the Company in fiscal year 2005, including the Named Executive Officers.

(3)	The exercise price of the options is equal to the fair market value of the Company’s Common Stock on the date of grant.

(4)	The potential realizable value is based on the term of the option at the time of grant (which is generally ten years). The potential realizable value for option shares is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald E. Fowler	0	0	48,718	275,935	$12,894.64	$38,400.00
R. Andrew Eckert	0	0	609,509	0	$240,118.48	$0
Kevin Oakes	0	0	282,788	0	$121,250.70	$0
David Crussell	0	0	229,331	35,821	$95,767.96	$35,918.08
Neil Laird	0	0	192,231	36,636	$188,156.48	$49,238.32
Erika Rottenberg	0	0	75,101	50,000	$0	$1,500.00

(1)	Represents the closing market price of the Company’s Common Stock at December 31, 2005 ($4.50) less the exercise price of the options.

EQUITY COMPENSATION PLAN SUMMARY

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options as of December 31, 2005	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2005
Equity compensation plans approved by stockholders (1)	6,905,489	$7.2423	534,255

(1)	SumTotal Systems’ 2004 Equity Plan, Docent’s 1997 Stock Option Plan (the “Docent 1997 Plan”), Docent’s 2000 Omnibus Equity Incentive Plan (the “Docent 2000 Plan”), Click2learn’s 1995 Combined Incentive and Nonqualified Stock Option Plan (the “Click2learn 1995 Plan”), Click2learn’s 1998 Equity Incentive Plan (the “Click2learn 1998 Plan”), Click2learn’s 1998 Directors’ Stock Option Plan (the “Click2learn 1998 Directors’ Plan”), Intelliprep Technologies, Inc. 2000 Equity Incentive Plan (“Intelliprep Plan”). The only plan under which shares were issued from March 19, 2004 and thereafter is the 2004 Equity Plan.

Change of Control Agreements

The Company has entered into Change of Control agreements with each of its executive officers and certain other key employees that provide that, if the individual’s employment with the Company and its subsidiaries is involuntarily terminated without cause (as defined in the Change of Control agreements) within twelve months following the occurrence of a Change of Control (as defined in the Change of Control agreements), or if the individual voluntarily terminates his employment within three months of the occurrence of an event constituting good reason (as defined in the Change of Control agreements) and on account of an event constituting good reason within twelve months following the occurrence of a Change of Control, the individual will be entitled to (i) twelve months base salary, (ii) 100% of the individual’s annual target bonus, (iii) continued health insurance coverage for twelve months following the date of termination and (iv) full vesting of any outstanding options or restricted stock held by the individual at the time of termination. As a condition of receipt of benefits, the individual must comply with all of the terms of the Change of Control agreement, including an agreement not to solicit employees of the Company or perform services for a competitor of the Company for one year following the individual’s termination of employment. In addition, the individual will be required to execute a release of claims, releasing all rights and claims against the Company relating to the individual’s employment with the Company.

Mr. Eckert did not receive any benefits under his Change of Control agreement in connection with his departure as the Chief Executive Officer of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (“Compensation Committee”) has overall responsibility for (1) approving and evaluating executive officer and director compensation plans, (2) establishing performance goals for, and reviewing the performance of, the Company’s Chief Executive Officer, and (3) administering the Company’s equity incentive plans. The Compensation Committee’s Charter, which was adopted in March 2004, reflects these various responsibilities and is reviewed periodically, most recently in December 2005. You may find a copy of the charter posted under the Investor Relations — Corporate Governance section of the Company’s web site at: www.sumtotalsystems.com.

During most of fiscal 2005, the Compensation Committee consisted of Messrs. Coné and Fowler and Ms. Narodick. Throughout all of fiscal 2005, Mr. Coné served as Chair of the Committee. Effective October 19, 2005, upon Mr. Fowler’s appointment as the Company’s interim Chief Executive Officer, (a) Mr. Fowler resigned his membership on the Compensation Committee; and (b) Ali Kutay and Vijay Vashee were appointed to the Compensation Committee. As a result, the members of the Compensation Committee at the end of fiscal 2005 were Messrs. Coné, Kutay, Vashee, and Ms. Narodick, each of whom is an independent director within the meaning of the Nasdaq listing standards. The Board appoints Compensation Committee members based upon the recommendation of its Corporate Governance and Nominating Committee, which is also composed solely of independent directors. Both Messrs Kutay and Vashee were unanimously recommended to the Compensation Committee by the Corporate Governance and Nominating Committee and unanimously approved by the Board of Directors, with each of Mr. Kutay and Mr. Vashee abstaining from the vote to appoint himself to the Compensation Committee.

The Compensation Committee held six official meetings during fiscal 2005, and met numerous times unofficially. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it, and did so engage such outside assistance on an as-needed basis during fiscal year 2005. In 2005, certain executives of the Company attended meetings of the Compensation Committee as needed. No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Compensation Committee regularly met in executive session to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the Chief Executive Officer.

General Compensation Policy

Compensation Philosophy. The executive compensation programs and practices are designed to, among other things:

•	attract and retain talented executive officers;

•	motivate executive officers to achieve the Company’s business objectives;

•	reward achievement of the Company’s short-term and long-term performance goals; and

•	link executive compensation to stockholder interests through equity-based plans.

Components of Executive Compensation. During fiscal 2005, compensation for the Company’s executive officers consisted of:

•	base salary;

•	cash bonuses through participation in the SumTotal Systems 2005 Executive Incentive Plan (the “Executive Incentive Plan”) and other bonuses, at the discretion of the Compensation Committee; and

•	participation in the Company’s stock-based incentive compensation program, the 2004 Plan.

The Company’s executive officers were also eligible to participate in the Company’s 401(k) Plan, the Company Employee Stock Purchase Plan and other benefits available generally to employees of the Company.

In determining compensation, the Compensation Committee reviews both qualitative and quantitative factors relating to corporate and individual performance. The Compensation Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but, rather, considers a mix of factors and evaluates individual performance against that mix. The Compensation Committee considered each component of each executive officer’s compensation relative to a competitive market position based on executive compensation surveys, reports from a third party compensation specialist and other relevant information. The Compensation Committee also considered a number of other factors in determining (a) an executive officer’s base salary; (b) whether the executive officer should receive an annual incentive award and, if so, the target amount of such award; and (c) whether the executive officer should receive an annual stock option grant and, if so, the type and amount of such grant.

The Compensation Committee consulted with the Chief Executive Officer in connection with its review and approval of compensation decisions for the fiscal 2005 review cycles for all executive officers other than the Chief Executive Officer. The Compensation Committee, in executive session, discussed and approved the compensation for the Chief Executive Officer after consultation with the Board of Directors.

Cash-Based Compensation

Base Salary.  The Compensation Committee determines the base salary of the Chief Executive Officer and reviews and approves base salaries for each of the Company’s other executive officers, typically on an annual basis, in connection with performance reviews. In February 2005, the Compensation Committee determined the salary portion of the Company’s executive officers’ compensation, including that of the Chief Executive Officer, in part by reference to a compensation survey of over two hundred other high technology companies with revenues ranging from forty million to two hundred million dollars per year. The survey used in 2005 and initial analysis was provided by an independent company, which possesses extensive data and expertise regarding executive compensation. The Compensation Committee targeted base salaries paid to executive officers at levels within the top half of salaries reported in the surveys considered, as well as numerous other factors, consistent with the Compensation Committee’s objective of attracting and retaining talented executive officers.

Annual Incentive Compensation.  The Company’s executive officers are also eligible to earn annual compensation in the form of an incentive bonus under the Company’s 2005 Executive Incentive Plan. The Company’s Executive Incentive Plan is intended to reward executive officers for attaining Company-wide performance targets in bookings, revenue and operating profit and individual performance goals. The Executive Incentive Plan’s objectives include, among other things:

•	driving revenue growth and accountability;

•	driving execution of operating plan and strategic objectives; and

•	motivating the executive officers to contribute to peak Company performance.

These incentive compensation payments are based primarily on Company-wide performance targets, as well as personal performance of the individual. The target bonus is computed as a percentage of base salary. The target range for each executive officer is determined by the Compensation Committee and, for fiscal 2005, was 40% to 60% of base salary for each executive officer. As originally adopted, minimum thresholds related to corporate bookings, revenue and operating profit were to be met before an incentive bonus was paid, and if the thresholds were met, the executive officers were then measured on the achievement of goals tied to managing the business. After reviewing third quarter Executive Incentive Plan payouts for fiscal year 2005, the Compensation Committee discussed the design of the Executive Incentive Plan, including the formula under which the operating profit component of the financial portion of the Executive Incentive Plan was paid. Due to the Executive Incentive Plan’s cumulative design for the operating profit component, even if the Company achieved an operating profit for a particular quarter, it was possible there would be no payout on the operating profit component if the year-to-date performance did not reach the same threshold. Thus, although the Company achieved an operating profit in the third quarter of fiscal 2005, there was no payout under the operating profit component of the Executive Incentive Plan. After discussing the intent of the Executive Incentive Plan and the pros and cons of amending the operating profit component of the Executive

Incentive Plan for the fourth quarter of fiscal year 2005, the Compensation Committee amended the Executive Incentive Plan on December 1, 2005 to effect a straight-line payout based on the Company’s performance against the operating profit target for the fourth quarter. The Executive Incentive Plan provides for the ability of the Compensation Committee to alter the bonus payment amounts and criteria on the basis of qualitative factors, such as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate, as well as long-term and short-term operating results.

Retention Bonus.  Upon the unexpected departure of the Company’s former Chief Executive Officer, R. Andrew Eckert, in October 2005, the Company underwent a period of uncertainty. In response, the Compensation Committee and the Board of Directors discussed the past performance of the remaining executive officers, the need to retain talented executive officers, competition from other companies seeking talented executive officers, and the difficulty in finding a similarly-talented replacement executive team. The Compensation Committee determined it was necessary for the stability and ongoing operations of the Company to retain the services of the remaining executive officers and, after discussion with external advisors and the Board of Directors, the Compensation Committee recommended to the Board that each of the remaining executive officers be awarded a retention bonus equal to 1.5 times each individual’s annual base salary in effect on October 19, 2005. This bonus is payable in two equal cash payments, the first on October 19, 2006 and the second on October 19, 2007, on the condition that such individual is still employed by the Company on the date of payment; provided, however, that if the employee is earlier terminated: (a) without “cause,” (b) for “good reason,” or, (c) upon a “change of control,” as such terms are defined in each individual’s change of control agreement, the full amount of the bonus then unpaid shall be payable six months following the date of termination of employment upon delivery of a full release in satisfactory form to the Company.

Supplemental Bonuses.  The Compensation Committee may award special bonuses to executive officers based on a number of factors, including extraordinary performance, market demands, or other factors. In October 2005, the Compensation Committee awarded a special cash performance bonus to one of the Company’s executive officers.

Stock-Based Compensation

The Company uses stock to inspire and retain executive officers for the long term. Stock awards in 2005 for executive officers were in the form of stock options or restricted stock. The Compensation Committee believes that these incentives closely align the executives’ interests with those of stockholders in increasing stockholder value. Options are typically granted annually, although supplemental options are granted occasionally. All stock grants, whether in the form of options or restricted stock, are subject to vesting provisions to encourage executive officers to remain employed with the Company. The Company awards executive officer stock based upon each executive officer’s relative position, responsibilities and performance over the previous fiscal year and the officer’s anticipated future performance, potential and responsibilities. The Compensation Committee also reviews prior grants to each executive officer, including the number of shares that continue to be subject to vesting under their respective outstanding option grants, in determining the size of option grants to each of the executive officers. In addition, in 2005, the Compensation Committee reviewed data on equity awards of other technology companies based on industry and revenue, including companies that the Company considers its peers, as compiled by an independent compensation consulting firm. Stock is granted with an exercise price per share equal to the market price of the Company’s common stock on the date of grant. In 2005, the Compensation Committee, following the above procedures, granted either stock options or restricted stock to the Company’s executive officers.

Stock Option Acceleration. During 2005, the Compensation Committee considered the impact of FAS 123R, the regulation of the Federal Accounting Standards Board regarding the expensing of stock options, and its potential impact on the Company’s financials of “out of the money” stock options. The Compensation Committee reviewed and analyzed the advantages and disadvantages of accelerating the vesting of such “out of the money” options, including the cost and measurement of expensing, the potential impact on the

Company’s financials, the potential impact to employees, the best interests of the Company’s stockholders and various scenarios and break points for accelerating the vesting of such “out of the money” options. After obtaining input from outside advisors and based on the recommendation of the Compensation Committee, the Board of Directors approved the acceleration of vesting of unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $5.60 per share for all of the Company’s employees, including its executive officers.

Chief Executive Officer Compensation

The Compensation Committee carefully reviews the compensation of the Chief Executive Officer relative to the Company’s long-term business plan, financial and strategic goals, and compensation provided to other chief executive officers of a comparison group.

For fiscal 2005, Mr. Eckert served as Chief Executive Officer of the Company from January 1, 2005 through October 19, 2005. Mr. Eckert resigned his position as Chief Executive Officer and Director of the Company, effective October 19, 2005. Mr. Eckert’s compensation package as the Company’s Chief Executive Officer for fiscal 2005 consisted of $350,000 in base salary from January 1, 2005 through February 15, 2005 on an annualized basis and $400,000 in base salary from February 16, 2005 through October 19, 2005 on an annualized basis. Mr. Eckert’s annualized target bonus was 60% of his annual salary for 2005 pursuant to the Company’s Executive Incentive Plan. Due to Mr. Eckert’s service as the Company’s Chief Executive Officer and the Company’s performance for the third quarter of fiscal 2005, and in exchange for Mr. Eckert entering into the Company’s standard Separation and Release Agreement upon his departure, the Compensation Committee approved the payment of Mr. Eckert’s third quarter bonus under the Company’s Executive Incentive Plan on the same terms and conditions that he would have had, had he been employed by the Company on the date of the payout. Mr. Eckert’s total cash bonus paid in 2005 was $123,498, which amount included $40,126 earned in fiscal 2004 but paid in fiscal 2005 and his bonus of $25,935 for the third quarter of fiscal year 2005.

With respect to equity compensation for 2005, on May 26, 2005, the Compensation Committee granted Mr. Eckert a restricted stock grant of 100,000 shares of the Company’s Common Stock, pursuant to the terms of the Company’s 2004 Plan. The vesting of this grant was 25% after one year, 25% after two years, and the remaining 50% after three years. Due to Mr. Eckert’s resignation effective October 19, 2005, Mr. Eckert’s restricted stock grant was cancelled in its entirety without any vesting and returned to the Company’s stock option pool. In determining the annual salary, bonus and stock awards for Mr. Eckert in his capacity as the Company’s Chief Executive Officer, the Compensation Committee used the procedures described in this report.

Effective October 19, 2005, the Board appointed Mr. Fowler interim Chief Executive Officer. The Board, based on recommendation of the Compensation Committee, approved: (1) compensation for Mr. Fowler in the amount of $35,000 per whole month, or such pro rata amount for any partial month during which he served as the interim Chief Executive Officer; and (2) a non-qualified stock option grant of 60,000 shares of the Company’s common stock pursuant to the Company’s 2004 Plan, to vest at a rate of 10,000 shares per whole month, or such pro rata amount for any partial month during the period in which he served as the interim Chief Executive Officer. Mr. Fowler and the Company entered into a consulting agreement on October 25, 2005, which was effective as of October 19, 2005. This agreement reflected the terms of his compensation package in connection with his appointment as interim Chief Executive Officer.

After (1) evaluation of the pros and cons of hiring a full-time regular Chief Executive Officer from within or outside the Company, (2) consideration of the characteristics and experience necessary and desired in a regular, full-time Chief Executive Officer, and (3) completion of interviews, reference checks and a background investigation as part of the standard employee hiring process, the Board of Directors appointed Mr. Fowler as the Company’s full-time regular Chief Executive Officer. The Board of Directors, based on recommendation of the Compensation Committee, approved Mr. Fowler’s compensation package for fiscal year 2005 as the Company’s full-time regular Chief Executive Officer in the following amounts: (a) $400,000 in base salary on an annualized basis, (b) a bonus targeted at 60% of his annual salary for 2005, payable on a pro rata basis, pursuant to the Company’s Executive Incentive Plan, and (c) an option grant of 240,000 shares of the Company’s Common Stock pursuant to the Company’s 2004 Plan, of which 41,473 shares were classified as incentive stock option shares and 198,527 shares were classified as non-qualified stock option shares, with vesting commencing on April 19, 2006 at a rate of 1/18 of the grant, or 13,333 shares per each month of service thereafter. In determining the number of shares covered by the incentive equity award and in determining to make the option grant from of the 2004 Equity Incentive Plan, the Board of Directors considered a number of factors, including comparative compensation information from the Company’s peer groups, the number of options available under the 2004 Equity Incentive Plan, and the number of options expected to be required for new option grants and retention option grants in the future.

Based upon the Company’s financial performance and performance of Mr. Fowler’s individual objectives, which include achieving certain financial metrics, Company-wide systemic goals, customer metrics, sales productivity and strategic development activities, Mr. Fowler earned a cash bonus of $5,021 for 2005. This bonus, though earned in 2005, was paid in 2006. In determining the annual salary, bonus and stock awards for Mr. Fowler in his capacity as the Company’s interim and full-time regular Chief Executive Officer, the Compensation Committee used the procedures described in this report. In connection with his offer from the Company, Mr. Fowler signed the Company’s standard form of offer letter which replaced, in its entirety, the consulting agreement Mr. Fowler signed with the Company for his tenure as interim Chief Executive Officer.

Section 162(m) Policy

The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation for tax computation purposes of $1 million on the compensation of certain executive officers. However, pursuant to Section 162(m), the Board has adopted, and the stockholders have approved, the 2004 Plan, intended to permit compensation from options granted thereunder to be excluded from Section 162(m) limitations.

Respectfully Submitted,
The Compensation Committee

John Coné, Chair
Sally Narodick
Ali Kutay*
Vijay Vashee*

*	Appointed as of October 19, 2005

Compensation Committee Interlocks and Insider Participation

As noted above, during the fiscal year ended December 31, 2005, the Compensation Committee consisted of Messrs. Coné and Fowler and Ms. Narodick until October 19, 2005, and consisted of Messrs. Coné, Kutay, Vashee and Ms. Narodick from October 19, 2005 through December 31, 2005. No one who served as a member of the Compensation Committee at any time during 2005 is or was an officer or an employee of the Company while serving as a member of the Compensation Committee. No executive officer of the Company served or serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has been established for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board. The Company intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls relating, for example, to the reliability and integrity of the Company’s financial information and the safeguarding of the Company’s assets. BDO Seidman, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

For most of 2005, the Company used KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm. On August 25, 2005, KPMG notified the Audit Committee that KPMG declined to stand for re-election as principal accountants, and such relationship would cease upon completion of the review of the Company’s interim financial statements as of September 30, 2005 and for the three- and nine-month periods then ended and the filing by the Company of its Form 10-Q for the period ended September 30, 2005 with the Securities and Exchange Commission. In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through August 25, 2005, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed by the Company in its Annual Report on Form 10-K for the year ended December 31, 2004, KPMG advised that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of certain material weaknesses identified in management’s assessment.

The audit report of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of certain material weaknesses referenced above on the achievement of the objectives of the control criteria. The Company requested that KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made above and a letter to this effect dated August 31, 2005 was sent from KPMG to the Securities and Exchange Commission.

After evaluating several candidates for a replacement independent registered public accounting firm for the Company, the Audit Committee engaged BDO Seidman, LLP as the Company’s independent registered public accounting firm on October 11, 2005 for the fiscal year ending December 31, 2005.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and audit matters. The Audit Committee meets each quarter with BDO Seidman, LLP, and management to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent audit firm. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by the Company’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal and independent auditors, including the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by BDO Seidman, LLP, of the Company’s system of internal control, the quality of the financial reporting, and the process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with BDO Seidman, LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2005.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by BDO Seidman, LLP. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chair then communicates such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services, including services related to Section 404, from its independent audit firm. The Company obtains these services from other service providers as needed.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with BDO Seidman, LLP their independence.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2005 with management and BDO Seidman, LLP; management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles; and BDO Seidman, LLP represented that their presentations included the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates. In reliance on these views and other discussions, and the reports of BDO Seidman, LLP, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 which the Company filed with the SEC on March 28, 2006.

Respectfully submitted,
The Audit Committee

Jack Acosta, Chair
Ali Kutay
Vijay Vashee

PERFORMANCE MEASUREMENT COMPARISON (1)

The graph below compares the cumulative total stockholder return as of December 31 of each year on (1) the common stock of the Company with (2) the Nasdaq U.S Stocks Index and (3) the Nasdaq Computer and Data Processing Services Index from December 31, 1998 to December 31, 2005 (assuming the investment of $100 in the Company’s common stock and in each of the other indices on December 31, 1998, and reinvestment of all dividends).

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company’s common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT (1)

(1)	SumTotal’s stock price as reflected in the graph is the stock price of Click2learn from 1998 through March 18, 2004, and the stock price of SumTotal from March 19, 2004 through December 31, 2005.

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from the Nasdaq National Market, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into change of control agreements with each of its executive officers and certain other key employees. These are discussed under “Executive Compensation — Change of Control”.

The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company’s certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

AMENDMENT OF CHARTER, BYLAWS OR OTHER DOCUMENTS

In August, 2005 the name of the Governance Committee was changed to the Governance and Nominating Committee. At that time, the charter of the Governance and Nominating Committee was amended to reflect the name change and also the adoption of the Policy and Procedure for Stockholder Recommendation and Nomination of Director Candidates, such that the third bullet of the charter now includes the underlined portions of the following: “Periodically review, approve, and recommend to the Board appropriate revisions to the Director Selection Guidelines and the Stockholder Recommendation and Nomination of Director Candidates outlined in Exhibit A and B, respectively, to this Charter.” The Policy and Procedure for Stockholder Recommendation and Nomination of Director Candidates was added to the charter as Exhibit B.

ACCOUNTANTS

Fees Paid to Principal Accountants

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2005 and 2004 and BDO Seidman, LLP for fiscal year 2005:

	2004 KPMG	2005 KPMG	2005 BDO (1)(2)
Audit Fees — the aggregate fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements	$455,000	$167,000	$606,000
Audit Related Fees — the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including conducting mergers and acquisitions due diligence	125,000	129,000	6,000
Sarbanes-Oxley Section 404 Related Fees — the aggregate fees billed for assurance and related services that are reasonably related to the performance of Sarbanes-Oxley Section 404 testing	1,500,000	112,000	848,000
Tax Fees — the aggregate fees billed for tax compliance, tax advice and tax planning
All Other Fees — the aggregate fees billed for other products and services
Total	$2,080,000	$408,000	$1,460,000

(1)	BDO Seidman’s audit fees for 2005 include $110,000 in fees incurred in 2005 related to the audit of the consolidated balance sheet of the Company, Inc. as of December 31, 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended and timely reviews for each 2005 quarter.

(2)	BDO Seidman’s Sarbanes-Oxley Section 404 related fees for 2005 include $418,724 in fees incurred in 2005 related to the audit of internal control over financial reporting as of December 31, 2005.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent Mellon Investor Services at 1-800-240-0250.

2.	To view the Company’s web site on the Internet, use the Company’s Internet address: www.sumtotalsystems.com. The Company’s web site includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement and 10-K/10-Q, the Company’s Annual Report to stockholders, job listings, ethics policies and charters for each committee of the Board. Internet access to this information has the advantage of providing the stockholder with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 650-934-9500.

If stockholders would like to write to the Company, please direct any correspondence to the following address:

SumTotal Systems, Inc. 1808 North Shoreline Blvd. Mountain View, California 94043 Attn: Investor Relations

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Annual Report and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or the Company that they will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder has revoked their consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate annual report and proxy statement, the stockholder may notify their broker and direct their written request to SumTotal Systems, Inc., Attention: Investor Relations, 1808 North Shoreline Blvd., Mountain View, California 94043, or contact the Company directly at 650-934-9500.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

The Board of Directors hopes that stockholders will attend the meeting. Whether or not a stockholder plans to attend, all stockholders are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors

Erika Rottenberg
Senior Vice President,
General Counsel and Secretary

April 27, 2006

						Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Corporate Governance and Nominating Committee of the Board of Directors recommends a vote for the nominees for Director listed below in Proposal 1.

1. Election of Directors:					FOR	AGAINST	ABSTAIN
Nominees:	01 John Coné 02 Donald Fowler 03 Ali Kutay		2.	Amendment to the Company's 2004 Equity Incentive Plan	☐	☐	☐
					FOR	AGAINST	ABSTAIN
	FOR ALL NOMINEES (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees	3.	Ratification of Selection of BDO Seidman, LLP as the Company’s Independent Registered Public Accounting Firm	☐	☐	☐
	☐	☐
INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.
				PLEASE SIGN , DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE				☒

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
  FOLD AND DETACH HERE   

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sumt Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

SumTotal Systems, Inc.

Annual Meeting of Stockholders - June 9, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of SumTotal Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Neil Laird and Erika Rottenberg, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's offices located at 1808 North Shoreline Boulevard, Mountain View, CA 94043 on June 9, 2006 at 10:00 AM, and any adjournments or postponements thereof, and to vote all shares of common stock the undersigned would be entitled to vote if then and there personally present at the meeting, on the matters set forth on the reverse side and in their discretion upon such other matter or matters which may properly come before the meeting and any adjournment thereof.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

(Continued, and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your SumTotal Systems, Inc. account online.

Access your SumTotal Systems, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for SumTotal Systems, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

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